Exhibit 99

CONTACT:	Glen Ponczak (414) 524-2375 Denise Zutz (414) 524-3155	RELEASE: June 4, 2003

JOHNSON CONTROLS TO ACQUIRE AUTOMOTIVE ELECTRONICS SUPPLIER

BORG INSTRUMENTS AG

     MILWAUKEE, WISCONSIN, and BURSCHEID, GERMANY, June 4, 2003... Johnson

     Controls, Inc. (JCI), a global leader in automotive systems and facility management and control, today announced that it plans to acquire Borg Instruments AG, an automotive electronics company.

     Borg Instruments, a privately-held company with headquarters in Remchingen, Germany, had 2002 sales of Euro 55 million associated with driver information systems and products.

     John M. Barth, Johnson Controls president and chief executive officer, said “This acquisition is consistent with our strategy to offer our automotive customers world-class technology that will increase the consumer appeal, quality and value of their vehicles. For Johnson Controls, Borg Instruments will strengthen our interiors electronics capabilities as well as our technological presence in Europe, and will be the base for the development of our high-end electronic instrument clusters activities. In addition, we anticipate transferring the Borg technology to the North American and other markets.”

     Borg Instruments specializes in high-end instrument clusters, reconfigurable and other information displays, center stack display modules, electronic parking assistance and its “turn-by-turn” Quo Vadis navigation system. Johnson Controls said that the two companies’ electronics capabilities are very complementary.

     Based on existing customer orders, Borg Instruments sales are expected to grow at over 35% a year through 2006. Its major customers include BMW, DaimlerChrysler, PSA Peugeot Citroen, General Motors/Opel, Volkswagen Group and Ford/PAG.

     The purchase price was not disclosed, however, Johnson Controls said it will be a cash transaction. It also said that it anticipates the acquisition, which is expected to close during summer 2003, to be accretive to Johnson Controls earnings in fiscal 2004. The completion of the acquisition is contingent upon receiving customary regulatory approvals.

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     Borg Instruments has 400 employees, including 120 research and development engineers, and two manufacturing plants in Remchingen and St. Georgen, Germany. The majority owner of the company is Borg Luxembourg S.A.

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     Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

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     The company has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “expects,” “anticipates” or similar expressions. For those statements, the company cautions that numerous important factors, including the completion of the Borg Instrument acquisition, customer orders, industry vehicle production levels, US dollar exchange rates and those discussed in the company’s Form 8-K (dated November 12, 2002), could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.